EXHIBIT 99.1

Important Notice Concerning Your Rights Under the
National Penn Bancshares, Inc. Capital Accumulation Plan

Date of Notice: May 20, 2005

This notice is to inform you that the National Penn Bancshares, Inc. Capital Accumulation Plan (the "Plan") will be changing (i) its valuation dates from a monthly valuation program to a daily valuation program and (ii) certain of the investment options offered to participants.

You may make investment changes and process plan transactions under the current administrative procedures as of the June 30, 2005 monthly valuation. You may exercise these rights effective June 30, 2005, by delivering a signed investment election to the Human Resources Department no later than June 20, 2005.

As a result of the changes described above, you temporarily may be unable to direct or diversify investments in your individual accounts in the Plan, obtain a loan from the Plan or obtain a distribution from the Plan. This period during which you may be unable to exercise these rights otherwise available to you under the Plan is called a "blackout period". Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this "blackout period" may affect your retirement planning, as well as your overall financial plan.

You previously received information about changes in the investment funds that the Plan will offer. If you make investment elections by the June 20, 2005, deadline, your election will be followed. If you do not make elections, your accounts will be reinvested in the new investment options that are most similar to those you previously selected. When the daily valuation program becomes effective, you can be redirect the investment of your accounts into the new investment options through the webpage at www.myretirementsavings.com.

We expect that installation of the daily valuation system and change in investment options will be complete by July 29, 2005, with the result that you will be able to exercise all of your Plan rights on or before that date. However, we cannot be certain of that result. Accordingly we are announcing a "blackout period" that will begin on July 1, 2005, and that is expected to end during the week of July 25, 2005. You can determine whether the blackout period has ended by following instructions that will be mailed to you on accessing the Plan's webpage at www.myretirementsavings.com.

During the "blackout period", you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the "blackout period". For your long-term retirement security, you should now and in the future give careful consideration to the importance of a well-balanced and diversified investment portfolio, ,taking into account all of your assets, income and investments.

In particular, you should be aware that there is a risk to holding substantial portions of your assets in any single common stock, as individual securities tend to have wider price swings, up and down, in short periods of time than investments in diversified funds. Stocks that have wide price swings might have a large loss during the black-out period, and you would not be able to direct the sale of such stock from your account during the black-out period.

Terminated Employees Only:

If you are a terminated employee and wish to close or transfer your account, please contact Henrietta Everts in the Human Resources Department at 610-369-6524.

If you have any questions concerning this notice, you should contact our benefits manager, Paul Fistner at 610-369-6535.